FOR IMMEDIATE RELEASE
PLEXUS REPORTS FOURTH QUARTER AND FISCAL 2006 REVENUES AND EARNINGS
•	Record Revenues and Earnings for Fiscal 2006

•	Initiates Guidance for First Quarter of Fiscal 2007
NEENAH, WI, November 1, 2006-Plexus Corp. (NASDAQ:PLXS) today announced that revenues for its fourth quarter of fiscal 2006 ended September 30, 2006 increased 23% to $396.9 million from $322.2 million in the same quarter last year. Net income in the fourth quarter was a record $42.6 million, or $0.91 per diluted share, which included $0.03 for share-based compensation expense. Net income in the comparable prior year period was $10.5 million, or $0.24 per diluted share. The most recent quarter’s net income included two non-operational adjustments: a $17.7 million favorable adjustment to the tax provision for a reduction in the valuation allowance on deferred tax assets and a $0.5 million net loss on the adoption of “FIN 47” concerning conditional asset retirement obligations. On a non-GAAP basis that excludes these adjustments, the Company earned record quarterly net income of $25.5 million, or $0.54 per diluted share, in the fourth quarter.
Revenues for the full year were a record $1.461 billion, a 19% increase over the prior year. Net income for fiscal 2006 was a record $100.0 million, equivalent to $2.15 per diluted share, which included $0.06 for share-based compensation expense. Fiscal 2005’s net loss was $(12.4) million, or $(0.29) per diluted share. On a non-GAAP basis, which excludes the adjustments noted above, the Company earned net income of $82.9 million, or $1.78 per diluted share in fiscal 2006. The non-GAAP net income for fiscal 2005, which excludes restructuring and impairment costs, was $26.7 million, or $0.61 per diluted share.

Dean Foate, President and CEO, commented, “We are pleased with the progress made this year to return the Company to solid profitability and sustainable growth. We delivered on our commitment to achieve profitable growth in 2006. Revenues increased 19%, and we expanded our operating margins to 5.5%. Our 28.8% after-tax return on capital employed for the year was among the highest in the EMS industry. The turnaround, which we started four years ago, is complete, and we can now turn all of our attention on enhancing long-term value for our shareholders. Consistent with our recent experience, we are targeting annual revenue growth in the range of 15% to 18% in fiscal 2007.”
Addressing the first quarter of fiscal 2007, Mr. Foate added,” We currently anticipate revenues for the first quarter to be in the range of $385 million to $395 million and expect diluted earnings per share (before any restructuring costs) in the range of $0.31 to $0.35. Earnings guidance includes approximately $0.03 per diluted share for share-based compensation. The slightly lower sequential revenues anticipated in the first quarter are attributable to lower expectations for a large defense program offset, in part, by the ramp of recent new program wins. In addition, after-tax earnings comparisons this year will be more difficult due to an increase in the expected effective tax rate to about 25% from the current rate of less than 1%.”
Gordon Bitter, CFO commented, “The balance sheet was strengthened in 2006 by strong cash flows from operations. Cash and Cash Equivalents and Short Term Investments at year-end 2006 were $194.9 million, an increase of $86.2 million over the prior year-end balance. We currently expect capital expenditures to increase substantially in fiscal 2007 to approximately $70 million to support anticipated growth in Asia and reinvestment requirements in North America.”

Plexus provides non-GAAP supplemental information. These non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring and asset impairment costs, as well as the establishment or reduction of the valuation allowance for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.
SECTOR BREAKOUT
Plexus reports revenues based on the industry sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Industry	Q4 – Fiscal 2006	Q3 - Fiscal 2006
Wireline/Networking	38%	38%
Wireless Infrastructure	8%	6%
Medical	25%	25%
Industrial/Commercial	18%	17%
Defense/Security/Aerospace	11%	14%
Fiscal Q4 Highlights
•	Top 10 customers comprised 59% of sales during the quarter, down 4 percentage points from the previous quarter.
•	Juniper Networks Inc., with 17% of sales, and General Electric Corp., with 12% of sales, were the only customers representing 10% or more of revenues for the fourth quarter.
•	Cash flow provided by operations was approximately $33.5 million for the quarter.
•	Capital expenditures for the quarter were $8.6 million.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 – Fiscal 2006	Q3 – Fiscal 2006
Days in Accounts Receivable	48 Days	50 Days
Days in Inventory	58 Days	60 Days
Days in Accounts Payable	(56) Days	(60) Days
Annualized Cash Cycle	50 Days	50 Days

Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q4 Earnings Conference Call

When:	Thursday, November 2, 2006 at 8:30 a.m. Eastern Time

Where:	888-823-7459 or 973-935-8751 with conference ID: 7947092
http://www.videonewswire.com/PLXS/110206/
(requires Windows Media Player)

Replay:	The call will be archived until November 9, 2006 at noon Eastern Time
http://www.videonewswire.com/PLXS/110206/
Or via telephone replay at 877-519-4471 or 973-341-3080
PIN: 7947092
For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at gordon.bitter@plexus.com
About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our planned expansions in Asia; the adequacy of restructuring and similar charges as compared to actual expenses; possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
(Financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Net sales	$396,942	$322,207	$1,460,557	$1,228,882
Cost of sales	352,061	291,448	1,301,857	1,123,146

Gross profit	44,881	30,759	158,700	105,736

Operating expenses:
Selling and administrative expenses	20,354	19,704	78,438	76,319
Goodwill impairment	—	—	—	26,915
Restructuring and asset impairment costs	—	—	—	12,247

	20,354	19,704	78,438	115,481

Operating income (loss)	24,527	11,055	80,262	(9,745)

Other income (expense):
Interest expense	(855)	(831)	(3,507)	(3,471)
Interest income	1,937	985	6,163	2,688
Miscellaneous income (expense)	(223)	(169)	434	(470)

Income (loss) before income taxes and cumulative effect of change in accounting principle – net of income tax	25,386	11,040	83,352	(10,998)

Income tax expense (benefit)	(17,758)	523	(17,178)	1,419

Income (loss) before cumulative effect of change in accounting principle	43,144	10,517	100,530	(12,417)

Cumulative effect of change in accounting principle, – net of income tax	505	—	505	—

Net income (loss)	$42,639	$10,517	$100,025	$(12,417)

Earnings per share:
Basic:
Income (loss) before cumulative effect of change in accounting principle	$0.93	$0.24	$2.23	$(0.29)
Cumulative effect of change in accounting principle, – net of income tax	0.01	—	0.01	—

Net income (loss)	$0.92	$0.24	$2.22	$(0.29)

Diluted:
Income (loss) before cumulative effect of change accounting principle	$0.92	$0.24	$2.16	$(0.29)
Cumulative effect of change in accounting principle, – net of income tax	0.01	—	0.01	—

Net income (loss)	$0.91	$0.24	$2.15	$(0.29)

Weighted average shares outstanding:
Basic	46,208	43,622	45,146	43,373

Diluted	46,860	44,393	46,490	43,373

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
	(unaudited)
Net income (loss) – GAAP	$42,639	$10,517	$100,025	$(12,417)

Add cumulative effect of change in accounting principle – net of income tax	505	—	505	—

Add income tax expense (benefit)	(17,758)	523	(17,178)	1,419

Income (loss) before income taxes and cumulative effect of change in accounting principle – net of income tax – GAAP	25,386	11,040	83,352	(10,998)

Add: Restructuring and impairment costs*	—	—	—	39,162

Income before cumulative effect of change in accounting principle (net of income tax) and income taxes and excluding restructuring and impairment costs – Non-GAAP	25,386	11,040	83,352	28,164

Income tax expense (benefit) – Non-GAAP**	(83)	477	496	1,419

Net income – Non-GAAP	$25,469	$10,563	$82,856	$26,745

Earnings per share – Non-GAAP:
Basic	$0.55	$0.24	$1.84	$0.62

Diluted	$0.54	$0.24	$1.78	$0.61

Weighted average shares outstanding:
Basic	46,208	43,622	45,146	43,373

Diluted	46,860	44,393	46,490	43,913

* Summary of restructuring and impairment costs

Restructuring and impairment costs:
Goodwill impairment	$—	$—	$—	$26,915
Lease exit costs and other	—	—	—	5,754
Asset impairments	—	—	—	4,303
Severance costs	—	—	—	2,190

Total restructuring and impairment costs	$—	$—	$—	$39,162

** Impact related to the reversal of the valuation allowance

Reversal of the valuation allowance to income taxes	$(17,674)	$—	$(17,674)	$—

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30,	October 1,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$164,912	$98,727
Short-term investments	30,000	10,000
Accounts receivable	209,737	167,345
Inventories	224,342	180,098
Deferred income taxes	10,232	127
Prepaid expenses and other	6,226	5,693

Total current assets	645,449	461,990

Property, plant and equipment, net	134,437	123,140
Goodwill, net	7,400	6,995
Deferred income taxes	4,542	1,572
Other	9,634	8,343

Total assets	$801,462	$602,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$997	$770
Accounts payable	215,332	159,068
Customer deposits	7,091	7,707
Accrued liabilities:
Salaries and wages	33,153	24,052
Other	29,808	31,001

Total current liabilities	286,381	222,598

Long-term debt and capital lease obligations	25,653	22,310
Other liabilities	7,861	13,499
Deferred income taxes	—	3,618

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,217 and 43,752 shares issued and outstanding, respectively	462	438
Additional paid-in-capital	312,785	273,419
Retained earnings	158,868	58,843
Accumulated other comprehensive income	9,452	7,315

Total shareholders’ equity	481,567	340,015

Total liabilities and shareholders’ equity	$801,462	$602,040